Exhibit 1

[RJR NABISCO LOGO]

                             N E W S   R E L E A S E
                             -----------------------

CONTACT:  Carol J. Makovich
               (212) 258-5785


          RJR NABISCO AMENDS CONSENT SOLICITATIONS
          ----------------------------------------

NEW YORK, NEW YORK -- May 18, 1995 -- RJR Nabisco, Inc.
announced today that it has amended the previously announced
Consent Solicitations relating to approximately
$3.6 billion of its debt. The specific fees for each consent issue are attached.

.    The company stated that these increased consent
  solicitation fees represent its highest and best offer and that the fees payable in the Consent Solicitations will not be increased under any circumstances.

.    The company believes that this amendment will result in
  the successful completion of the Exchange Offers and Consent Solicitations. Completion of these transactions offers substantial benefit to all bondholders, as well as to RJR Nabisco and Nabisco. If the transactions are not completed, these benefits will not be realized, no consent fees will be paid and no bonds will be exchanged.

.    Except for the increase in fees, the terms and
  conditions of the Consent Solicitations remain unchanged.
  Holders of the approximately $1.9 billion of debt securities included in the concurrent Exchange Offers are not affected by this amendment.

.    The expiration time of the Exchange Offers and Consent
  Solicitations has been extended to 12:00 midnight EDT, on May
  25, 1995.

.    If the Exchange Offers and Consent Solicitations are not
  completed as scheduled, RJR Nabisco said that it would consider all options, including termination of the Exchange Offers and Consent Solicitations. In that event, Nabisco will maintain its current bank facilities and its existing intercompany financing relationship with RJR Nabisco and will, if necessary, establish other short-term financing facilities.

     The company stated that it is modifying the consent fee structure in response to broad feedback from holders of its debt securities. The company believes that the increased fees reflect market expectations and are fair and reasonable, particularly since the debt securities of both RJR Nabisco and Nabisco will maintain investment grade ratings after the completion of the Exchange Offers and Consent Solicitations.


                           -more-
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RJR Nabisco/2


     Subject to the terms and conditions of the Consent
Solicitations, the consent fees are payable to the holders of record of the debt securities included in the Consent
Solicitations as of the record date: April 26, 1995.

     Merrill Lynch & Co. and Morgan Stanley & Co.
Incorporated are acting as co-dealer/managers for the Exchange Offers and co-solicitation agents for the Consent
Solicitations.

     No new materials will be sent to holders of the debt securities included in the Exchange Offers and Consent Solicitations as a result of this amendment. Holders of the debt securities included in the Consent Solicitations who have already consented or who use the letters of consent that they previously received will receive the increased fees described in the attached table without any further action if the Exchange Offers and Consent Solicitations are completed.

     The Exchange Offers and Consent Solicitations are being made by means of a prospectus and consent solicitation statement, respectively, and all the related documents have already been forwarded to the holders of the RJR Nabisco debt securities. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any State in which such offer, solicitation or sale is unlawful under the securities laws of any such State. The Exchange Offers are being made only by means of a prospectus.

     RJR Nabisco Holdings Corp. (NYSE: RN) is the parent company of RJR Nabisco, Inc., an international consumer products company. RJR Nabisco's major holdings are R.J. Reynolds Tobacco Co., R.J. Reynolds Tobacco International, Inc., and an 80.5 percent interest in Nabisco Holdings Corp. (NYSE: NA), the parent company of Nabisco, Inc.


               (Consent Information Attached)








                           -more-

RJR Nabisco/3





                        Consent Notes and Fees

Set forth below are the consent fees (per $1,000 principal amount) now being offered to holders of the specified debt issues:



  Description of Securities                    Outstanding      Consent Fee Per
                                               Aggregate            $1,000
                                               Principal           Principal
                                                 Amount               Amount

  7.625% Notes due September 1, 2000           $100,000,000       $12.50 (1.25%)

  8.625% Notes due December 1, 2002            $875,000,000       $16.00 (1.60%)

  7.625% Notes due September 15, 2003          $750,000,000       $17.00 (1.70%)

  5.25% Notes due September 15, 1995           $100,000,000       $2.50 (0.25%)

  5.70% Medium-Term Notes due                    $5,000,000       $2.50 (0.25%)
  August 11, 1995

  5.71% Medium-Term Notes due                    $1,500,000       $2.50 (0.25%)
  August 11, 1995

  5.70% Medium-Term Notes due                    $1,000,000       $2.50 (0.25%)
  August 11, 1995

  5.67% Medium-Term Notes due                    $5,000,000       $2.50 (0.25%)
  August 11, 1995

  5.68% Medium-Term Notes due                    $1,000,000       $2.50 (0.25%)
  August 14, 1995

  5.29% Medium-Term Notes due                    $6,000,000       $2.50 (0.25%)
  September 18, 1995

  5.93% Medium-Term Notes due                    $5,000,000       $3.50 (0.35%)
  February 5, 1996

  5.92% Medium-Term Notes due                    $7,000,000       $3.50 (0.35%)
  February 8, 1996

  5.56% Medium-Term Notes due                    $5,000,000       $3.50 (0.35%)
  March 4, 1996

  Floating Rate Medium-Term Notes              $100,000,000       $3.50 (0.35%)
  due June 19, 1996

  6.25% Medium-Term Notes due                   $15,000,000       $3.50 (0.35%)
  January 31, 1997

  6.58% Medium-Term Notes due                    $8,000,000       $3.50 (0.35%)
  February 10, 1997

  9.25% Debentures due August 15,              $500,000,000       $25.00 (2.50%)
  2013

  8.75% Notes due August 15, 2005              $500,000,000       $20.00 (2.00%)

  8.75% Senior Notes due April                 $600,000,000       $17.50 (1.75%)
  15, 2004
                     Maximum Total           $3,584,500,000       $61,788,750


    (May 18, 1995)

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